Exhibit (d)(7)

April 29, 2012

CONFIDENTIAL

Imperial Sugar Company

8016 Highway 90-A

Sugar Land, Texas 77487-0009

Attention: John C. Sheptor

Facsimile: (281) 490-9881

Dear Mr. Sheptor:

Reference is made to that certain exclusivity letter agreement, dated April 13, 2012 (the “Exclusivity Agreement”), by and between Louis Dreyfus Commodities LLC, a Delaware limited liability company (“LDC”), and Imperial Sugar Company (the “Company,”). Unless otherwise defined or the context otherwise requires, words and phrases defined in the Exclusivity Agreement shall have the same meaning herein.

With effect from the date hereof, the Exclusivity Agreement shall be amended by the deletion of the words “5:00 p.m. EDT on April 30, 2012” in clause (a) of the first sentence of Paragraph 1 of the Exclusivity Agreement and the substitution of the words “11:59 p.m. EDT on April 30, 2012” therefor.

The Exclusivity Agreement, as amended by this letter agreement, shall remain in full force and effect in accordance with its terms.

This letter agreement may be amended, modified or supplemented only pursuant to a written instrument signed by the parties hereto. It is understood and agreed that no failure or delay by either party in exercising any of its rights hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof. This letter agreement, together with the Exclusivity Agreement and the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This letter agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any conflict of law principles. This letter agreement may be executed and delivered in two or more counterparts and by facsimile signature or PDF transmitted by e-mail, each of which shall be deemed an original, but all of which together shall constitute one and the same letter.

[Signature Page Follows]

LDC Exclusivity Agreement – Extension

April 29, 2012

If you agree to the foregoing, please evidence such agreement by executing and returning to us a copy of this letter agreement.

Very truly yours,

LOUIS DREYFUS COMMODITIES LLC

By:	/s/ Cornelius J. Grealy

Its:	Vice President & Chief Legal Officer

Acknowledged and agreed to:

IMPERIAL SUGAR COMPANY

By:	/s/ H.P. Mechler

Its:	Senior Vice President & Chief Financial Officer

Date: April 29, 2012